                                                                    EXHIBIT 99.1
                                                                    News Release
--------------------------------------------------------------------------------

                                 [LOGO] UNITED
                                        BANKSHARES, INC.

For Immediate Release                                 Contact:  Steven E. Wilson
January 22, 2002                                         Chief Financial Officer
                                                                  (304) 424-8704


               United Bankshares, Inc. Announces Record Earnings
                               For the Year 2001

     United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings for the year 2001. Fourth quarter earnings were $21.1 million or 49c per share while earnings for the year 2001 were $80.0 million or $1.90 per share. Fourth quarter 2001 earnings per share of 49c increased 14% over operating earnings per share of 43c for the fourth quarter of 2000. Earnings per share for the year 2001 increased 10% from operating earnings per share of $1.72 for the year 2000. On an as reported basis, United earned $4.3 million or 11c per share and $59.0 million or $1.40 per share for the fourth quarter and year of 2000, respectively. United's fourth quarter 2000 earnings included significant restructuring and other one-time charges. Excluding these charges, United's operating earnings were $17.8 million or 43c per share and $72.5 million or $1.72 per share for the fourth quarter and year of 2000, respectively.

     "2001 was the best earnings year in our company's history," said Richard M. Adams, Chairman and CEO, "accomplished in a year in which our country was suffering through an economic recession and the tragic events of September 11."

     The 2001 results represented a return on average assets of 1.59% and a return on shareholders' equity of 17.51%. These key financial performance indicators are reflective of United's earnings strength as United continues to be one of the best performing regional banking companies in the nation.

     Tax-equivalent net interest income for the fourth quarter of 2001 was $51.0 million, an increase of $4.4 million and $1.5 million from the fourth quarter of 2000 and third quarter of 2001, respectively. The net interest margin for the fourth quarter of 2001 was 4.07%, which represented a 4 basis points increase over the fourth quarter of 2000's net interest margin of 4.03%. United's tax-equivalent net interest margin for the year of 2001 was 4.12% compared to 4.11% for the year of 2000.

     Although weakening economic conditions caused an increase in nonperforming loans during the fourth quarter and the year of 2001, United's credit quality continues to compare favorably with peer and industry averages. Nonperforming loans were $17.6 million or 0.50% of loans, net of unearned income at December 31, 2001 compared to $12.8 million or 0.40% of loans, net of unearned income at December 31, 2000. Net charge-offs also increased during the fourth quarter of 2001, but for the year of 2001 remained below the prior year level. Net charge-offs were $3.9 million for the fourth quarter of 2001, compared to $3.8 million for the fourth quarter of 2000. Net charge-offs were $10.6 million for the year of 2001, down $4.2 million from net charge-offs of $14.8 million for the year of 2000. For the quarters ended December 31, 2001 and 2000, the provision for loan losses was $4.0 million and $4.9 million, respectively, while the provision for the year was $12.8 million for 2001 as compared to $15.7 million for 2000. As of December 31, 2001, the allowance for loan losses was $47.4 million or 1.35% of loans, net of unearned income, compared to 1.29% at December 31, 2000.

United Bankshares, Inc. Announces...
January 22, 2002
Page Two


     Noninterest income, excluding security transactions, for the fourth quarter of 2001 rose 38.5% from the fourth quarter of 2000 and 3.0% over the third quarter of 2001. Income from mortgage banking operations and deposit services increased 97.7% and 19.7%, respectively for the fourth quarter of 2001 as compared to the fourth quarter of 2000. On a linked-quarter basis, deposit services income increased by 6.4%. Noninterest income, excluding security transactions, for the year of 2001 was up 31.6% from the year of 2000 due mainly to a 62.3% increase in mortgage banking income.

     Noninterest expense, on an operating basis, increased 18.2% for the quarter compared to the prior year's fourth quarter and was up 8.8% for the year due mainly to higher sales activity in the mortgage banking segment as compensation and incentives for its personnel are significantly tied to activity levels. On a linked-quarter basis, noninterest expense increased 5.3% due mainly to expenses related to the Century Bancshares merger and planning initiatives. The efficiency ratio was still a low 43.21% and 43.09% for the fourth quarter and year of 2001, respectively compared to 48.95% and 44.78% for the fourth quarter and year of 2000. This ratio compares very favorably to regional and national peer group banking companies.

     At the close of business on December 7, 2001, United acquired 100% of the outstanding common stock of Century Bancshares, Inc., Washington, D.C. in a transaction valued at approximately $63.8 million. At consummation, Century had assets of approximately $414 million, loans of $295 million, deposits of $330 million and shareholders' equity of $20 million. Century added 11 full service offices to United's existing presence in northern Virginia, Washington, D.C., and Montgomery County, Maryland.

     Including the acquisition of Century, United's total assets as of December 31, 2001 increased $727.2 million or 14.8% from year-end 2000. Total loans, including loans held for sale, increased $474.6 million or 13.98% while total deposits increased $396.3 million or 11.69% during the year. Shareholders' equity increased $75.7 million or 17.6% from December 31, 2000 translating into a book value per share of $11.80. United is categorized as well capitalized based on the regulatory risk-based capital ratio, considerably exceeding the regulatory minimum requirement. These measures are additional evidence of United's financial strength.

     United's stock price closed the year at $28.86 per share, up 35.82% for the year of 2001 while the Dow Jones Industrial, NASDAQ Composite, and S&P 500 Indexes closed down 7.11%, 21.06%, and 13.05%, respectively, for the year. During the fourth quarter of 2001, United's Board of Directors declared a cash dividend of 23c per share, a 10% increase over the 21c per share declared in the fourth quarter of 2000. The 2001 dividend of 91c per share represents the twenty-eighth consecutive year of dividend increases for United shareholders.

     United Bankshares, with $5.6 billion in assets, has 86 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".



This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

                   UNITED BANKSHARES, INC. AND SUBSIDIARIES
                               FINANCIAL SUMMARY

                   (In Thousands Except for Per Share Data)

                                                               Three Months Ended                          Year Ended
                                                     --------------------------------------   -------------------------------------
                                                             December 31        December 31           December 31       December 31
                                                                2001               2000                  2001              2000
                                                     --------------------------------------   -------------------------------------
EARNINGS SUMMARY:
Interest income, taxable equivalent                          $    89,575        $    98,061           $   372,248       $   388,940
Interest expense                                                  38,542             51,427               175,507           197,766
Net interest income, taxable equivalent                           51,033             46,634               196,741           191,174
Taxable equivalent adjustment                                      2,954              2,843                11,638            11,903
Net interest income                                               48,079             43,791               185,103           180,081
Provision for loan losses                                          4,046              4,908                12,833            15,745
Income from mortgage banking operations                            7,481              3,784                26,518            16,340
Gain (loss) on security transactions                                 705            (15,011)                 (518)          (13,864)
Other noninterest income                                           9,422              8,424                36,205            31,310
Noninterest expenses                                              30,414             29,710               115,745           110,422
Income taxes                                                      10,152              2,066                38,739            28,724
Net income                                                        21,075              4,304                79,991            58,976
Cash dividends paid                                                9,892              8,872                38,096            35,285

PER COMMON SHARE:
Net income:
    Basic                                                           0.51               0.11                  1.93              1.41
    Diluted                                                         0.49               0.11                  1.90              1.40
    Diluted - cash basis (A)                                        0.50               0.12                  1.95              1.45
Cash dividends paid                                                 0.23               0.21                  0.91              0.84
Book value                                                                                                  11.80             10.32
Closing market price                                                                                        28.86             21.25
Common shares outstanding:
    Actual, net of treasury shares                                                                     42,926,511        41,765,271
    Average basic                                             41,559,161         41,775,776            41,497,304        41,958,956
    Average diluted                                           42,217,513         42,072,051            42,064,919        42,260,270

FINANCIAL RATIOS:
    Return on average assets                                        1.58%              0.35%                 1.59%             1.19%
    Return on average shareholders' equity                         17.36%              4.03%                17.51%            14.41%
    Average equity to average assets                                9.11%              8.69%                 9.06%             8.29%
    Net interest margin                                             4.07%              4.03%                 4.12%             4.11%

                                                         December 31                              December 31
                                                             2001                                     2000
                                                     -------------------                      -------------------
PERIOD END BALANCES:
Assets                                                       $ 5,631,775                              $ 4,904,547
Earning assets                                                 5,303,004                                4,643,668
Loans, net of unearned income                                  3,502,334                                3,192,494
Loans held for sale                                              368,625                                  203,831
Investment securities                                          1,430,709                                1,245,334
Total deposits                                                 3,787,793                                3,391,449
Shareholders' equity                                             506,529                                  430,870

(A) Excludes the amortization of goodwill and other intangible assets.